EXHIBIT 99.1

NEWS RELEASE
Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS FOURTH QUARTER
AND YEAR-END 2008 RESULTS

▪ Generates $5.7 million full year free cash flow
▪ Fourth quarter revenues of $173.3 million, down 12.8%
▪ Records $135.3 million goodwill impairment charge
▪ Incurs $7.8 million charge for cost control measures and litigation costs

HOUSTON, TEXAS – March 4, 2009 – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss from continuing operations of $132.3 million, or ($3.63) per diluted share, for the fourth quarter of 2008, compared to a net loss from continuing operations of $75.7 million, or ($1.97) per diluted share, in the fourth quarter of 2007.  The net loss from continuing operations for the fourth quarter of 2008 and 2007 included an after-tax non cash charge of $119.8 million, or ($3.29) per diluted share, and $76.4 million, or ($1.99) per diluted share, respectively, to reduce the carrying value of the Company’s goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142.  Loss from continuing operations in the fourth quarter of 2008, excluding the impairment charge (a non-GAAP financial measure), would have been $12.5 million, or ($0.34) per diluted share as compared to income from continuing operations in the fourth quarter of 2007 which would have been $0.7 million, or $0.02 per diluted share, respectively.

Loss from continuing operations for the full year 2008 was $132.3 million, or ($3.48) per diluted share, compared to a loss from continuing operations of $63.8 million, or ($1.67) per diluted share, for the full year 2007.  Excluding the goodwill impairment charge, loss from continuing operations for the full year 2008, would have been $11.8 million, or ($0.31) per diluted share, and income from continuing operations for the full year 2007 would have been $12.7 million, or $0.32 per diluted share, respectively.

A reconciliation of (i) the Company’s net loss from continuing operations for the full year and fourth quarter of 2008 and 2007, respectively, to (ii) the Company’s net income/(loss) from continuing operations for the full year and fourth quarter of 2008 and 2007, respectively, excluding the goodwill impairment charges, is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

FOURTH QUARTER 2008 RESULTS

Revenues in the fourth quarter of 2008 were $173.3 million, compared to $198.7 million in the fourth quarter of 2007.  Lower ready-mixed concrete sales volumes and lower precast concrete products revenues due to decreased demand for our products resulting from the decline in construction spending in the Company’s markets caused the shortfall.  The average sales price per cubic yard of ready-mixed concrete during the fourth quarter of 2008 increased 1.1%, over the average sales price in the fourth quarter of 2007.  This average sales price increase was driven primarily by higher ready-mixed concrete pricing in the Company’s Texas markets, partially offset by declines in average sales prices in its other major markets.

The Company’s ready-mixed concrete sales volume in the fourth quarter of 2008 was approximately 1.52 million cubic yards, down 13.7% from approximately 1.76 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2007.  On a same-plant-sales basis, fourth quarter 2008 volumes were down approximately 16.9% from fourth quarter 2007 volumes, with declines in volume in each of our markets.

Revenue in the Company’s precast concrete products operations, which are comprised of its precast concrete products operations in California, Arizona and Pennsylvania, were 20.6% lower in the fourth quarter of 2008, as compared to the fourth quarter of 2007.  The lower revenues primarily reflect the slowdown in the residential construction market.

Adjusted EBITDA was ($1.4) million in the fourth quarter of 2008, down $16.2 million from the fourth quarter of 2007, due primarily to lower gross profits associated with lower ready-mixed concrete sales volumes, lower precast concrete products sales, expenses related to cost control measures and higher selling, general and administrative expenses, including litigation costs.  The Company implemented a cost reduction program in the fourth quarter of 2008, which included a 10% reduction of its salaried workforce, a significant reduction of its delivery fleet, the termination of certain contracts, the idling of several production facilities and the closure of a precast plant.  During the fourth quarter of 2008, the Company recorded charges of approximately $4.5 million in connection with implementing these cost control measures, which is reflected in adjusted EBITDA.  The Company also recorded additional contingent liability accruals of approximately $3.3 million in the fourth quarter related to litigation, which also reduced adjusted EBITDA.  The Company defines adjusted EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense, noncash impairments and depreciation, depletion and amortization.  Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures; please see the attached “Additional Statistics” schedule.

Commenting on the fourth quarter results, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “We took aggressive steps in 2008 to address the downturn in our business resulting from the broad-based U.S. recession.  We remain focused on managing our cost structure, both on the operating and capital expenditure side of our business.  We incurred about $4.5 million in charges in the fourth quarter to implement these cost control measures.  We expect to see savings approaching $20 million during 2009 and future years from these initiatives.  We have also reduced our capital expenditure program for 2009 by over 50% from 2008 levels.”

As previously reported, the Company’s goodwill and other asset impairment expense for the fourth quarter of 2008 and 2007 was $135.6 million and $82.2 million, respectively.  The Company generally tests for goodwill impairment in the fourth quarter of each year and is required to record a charge to the extent that the book equity value of each of its reporting units (including goodwill) exceeds the estimated fair value of that reporting unit.  The estimated fair values of the Company’s reporting units were based on discounted cash flow models derived from internal earnings forecasts and other market-based valuation techniques. The assessment of goodwill includes consideration of, among other factors, a comparison of the fair value of the net assets of its reporting units to its current equity market capitalization, considering the current trading value of the Company’s long-term debt at the Company’s measurement date in each respective period.  During the fourth quarter of 2008 and 2007, the Company’s common stock and public debt traded at significant discounts to book value, which under applicable accounting rules indicated that there may be goodwill impairment.

The goodwill impairment expense was a non-cash item and did not affect the Company’s operations, cash flow or liquidity, including its borrowing availability under its bank credit facility. The Company’s credit agreement and outstanding indebtedness were not impacted by this non-cash impairment charge.

The Company’s selling, general and administrative expenses were $24.7 million for the fourth quarter of 2008, compared to $19.9 million for the fourth quarter of 2007.  As a percentage of revenues, selling, general and administrative expenses were 14.2% in the fourth quarter of 2008, as compared to 10.0% in the fourth quarter of 2007.  Selling, general and administrative costs in the fourth quarter of 2008 were higher than the fourth quarter of 2007, primarily due to higher incentive compensation cost, litigation accruals and professional fees.

Depreciation, depletion and amortization expense for the fourth quarter of 2008 was up $1.0 million to $8.4 million in the fourth quarter of 2008, as compared to $7.4 million in the fourth quarter of 2007, primarily due to additional depreciation expense related to the Company’s new information technology system which was placed into service during 2008.

The Company’s benefit for income taxes in the fourth quarter of 2008 of $19.9 million varied from the normally expected income tax rate, due to limited income tax benefits associated with goodwill impairment charges, accruals for income tax contingencies and a valuation allowance adjustment due to certain state tax attributes not meeting the more-likely-than-not realization criteria.

The Company’s net cash provided by operations for the fourth quarter of 2008 was $10.6 million, compared to $26.9 million for the fourth quarter of 2007.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2008 was $3.0 million, compared to $16.8 million in the fourth quarter of 2007.  The Company’s free cash flow was lower in the fourth quarter of 2008 primarily due to lower profitability in the period, as compared to the fourth quarter of 2007, partially offset by lower capital expenditures, net of disposal proceeds.

The Company’s net debt (defined as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents) at December 31, 2008 was $300.7 million, up $4.7 million from September 30, 2008, primarily related to an acquisition of a New York ready-mixed concrete operation in the fourth quarter of 2008.  At December 31, 2008, net debt was comprised of total debt of $306.0 million, less cash and cash equivalents of $5.3 million.

At December 31, 2008, the amount of available credit under the Company’s senior secured credit facility was $91.1 million, net of outstanding borrowings under the senior secured credit facility of $11.0 million and net of outstanding letters of credit of $11.6 million.  Including cash and cash equivalents, available liquidity at December 31, 2008, was $96.4 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “During an extremely challenging year, the Company generated positive free cash flow for 2008 and ended the year with just over $96 million in available liquidity.  While the conditions for 2009 appear to be as difficult as 2008 for ourselves, our customers and our suppliers, we are keenly focused on generating positive free cash flow, maintaining financial flexibility and managing liquidity to meet these challenges.”

FULL YEAR 2008 RESULTS

Revenues for the year ended December 31, 2008 were $754.3 million, compared to revenues of $803.8 million for 2007.  Loss from continuing operations was $132.3 million in 2008, compared to loss from continuing operations of $63.8 million in 2007.  Excluding goodwill impairment charges in both periods, income from operations was $4.9 million in 2008 and $41.3 million in 2007, respectively.  Income from operations declined in 2008 due to lower ready-mixed concrete sales volumes and precast revenues associated with the decline in the U.S. construction sector, higher depreciation, depletion and amortization expense, higher selling, general and administrative expenses, certain costs associated with downsizing our operations and higher litigation accruals.

The Company’s average sales price per cubic yard of ready-mixed concrete in 2008 was approximately 2.7% higher than 2007, primarily as a result of higher average ready-mixed concrete pricing in the Company’s Texas markets.

The Company’s ready-mixed concrete sales volume in 2008 were approximately 6.5 million cubic yards, down 9.2% from 7.2 million cubic yards of ready-mixed concrete sold in 2007.  On a same-plant-sales basis, full year 2008 volumes were down approximately 12.1% from 2007 volumes.  This decline in volume reflects the continued slowdown in residential construction, combined with a slowdown of commercial construction activity in all of our markets.

Adjusted EBITDA was $40.7 million, or 5.4% of revenue, in 2008, as compared to $75.4 million, or 9.4 % of revenue, in 2007.  The decrease in adjusted EBITDA in 2008, as compared to 2007, was primarily due to gross profit declines related to lower read-mixed concrete sales volumes, lower precast products margins, increased aggregates costs, higher diesel fuel costs, costs associated with downsizing our operations and higher selling, general and administrative expenses.

The Company’s selling, general and administrative expenses were $79.8 million in 2008, compared $69.7 million in 2007.  As a percentage of revenues, selling, general and administrative expenses increased from 8.7% in 2007 to 10.6% in 2008.  Selling, general and administrative expenses were higher in 2008 than in 2007, due to higher incentive compensation costs, litigation accruals and professional fees.

Depreciation, depletion and amortization expense for the full year 2008 was up $1.2 million to $30.1 million, as compared to $28.9 million for the full year 2007, primarily due to additional depreciation expense related to depreciation of the Company’s new information technology system which was placed into service during 2008.

Interest expense for the full year 2008 was down $0.9 million to $27.2 million, as compared to $28.1 million for the full year 2007, due to lower borrowings and interest costs on the Company’s senior secured credit facility.

The Company’s benefit for income taxes for the full year of 2008 of $19.6 million varied from the normally expected income tax rate, primarily due to limited income tax benefits associated with certain goodwill impairment charges, accruals for income tax contingencies and a valuation allowance adjustment due to certain state tax attributes not meeting the more-likely-than-not realization criteria.

The Company’s net cash provided by operations in 2008 was $30.1 million, compared to $44.3 million in 2007.  The Company’s free cash flow in 2008 was $5.7 million, compared to $17.2 million in 2007.  The decline in free cash flow was primarily due to lower operating profits, partially offset by lower capital expenditures, net of disposal proceeds, in 2008.

“From a demand perspective, all economic indications are that volume will decline in 2009 as compared to 2008 volume.  Although it is too early to predict the impact of the American Recovery Act of 2009, we believe it may soften the demand declines late in 2009 and during 2010 by funding construction of infrastructure projects in many of our markets, creating additional construction-related jobs and a rebuilding of confidence in the capital markets that will free up capital for spending by our customers”, said Michael W. Harlan, U.S. Concrete’s President and Chief Executive Officer.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Wednesday, March 4, 2009 at 10:00 a.m., Eastern Time, to review its fourth quarter and full year 2008 results.  To participate in the call, dial 303-262-2191 at least 10 minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Wednesday, March 11, 2009.  To access the replay, dial 303-590-3000 using the pass code 11126560#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s Web site at www.us-concrete.com.  To listen to the live call on the Internet, please visit the Company’s Web site at least 15 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call on the Company’s Web site within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow,” and “net debt.”  The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and for comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products.  The Company has 132 fixed and 12 portable ready-mixed concrete plants, eight precast concrete plants, one concrete block plant and seven producing aggregates facilities.  During 2008 (including acquired volumes), these plant facilities produced approximately 6.5 million cubic yards of ready-mixed concrete, 0.9 million eight-inch equivalent block units and 3.5 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: steps taken to address the downturn in the economy; ability to control operating and capital expenditure costs; future savings related to cost control measures; planned use of capital; challenges in 2009 for our company, customers and suppliers; ability to generate positive free cash flow, maintain financial flexibility and manage liquidity in 2009; 2009 volume declines; and the effects of the American Recovery Act of 2009.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenue	$173,325	$198,716	$754,298	$803,803
Cost of goods sold before depreciation, depletion and amortization	151,422	166,114	639,448	663,632
Goodwill and other asset impairments	135,631	82,242	135,631	82,242
Selling, general and administrative expenses	24,673	19,888	79,768	69,669
Depreciation, depletion and amortization	8,140	7,394	29,902	28,882
Loss from operations	(146,541)	(76,922)	(130,451)	(40,622)
Interest income	1	68	114	114
Interest expense	6,936	6,956	27,170	28,092
Other income, net	356	641	1,984	3,587
Loss before income taxes and minority interest	(153,120)	(83,169)	(155,523)	(65,013)
Income tax provision (benefit)	(19,866)	(6,089)	(19,601)	48
Minority interest in consolidated subsidiary	(979)	(1,373)	(3,625)	(1,301)
Loss from continuing operations	(132,275)	(75,707)	(132,297)	(63,760)
Loss from discontinued operations, net of tax	—	(4,433)	(149)	(5,241)
Net loss	$(132,275)	$(80,140)	$(132,446)	$(69,001)

Loss per share – Basic:
Loss from continuing operations	$(3.63)	$(1.97)	$(3.48)	$(1.67)
Loss from discontinued operations	$—	$(0.12)	$—	$(0.14)
Net loss	$(3.63)	$(2.09)	$(3.48)	$(1.81)

Loss per share – Diluted:
Loss from continuing operations	$(3.63)	$(1.97)	$(3.48)	$(1.67)
Loss from discontinued operations	$—	$(0.12)	$—	$(0.14)
Net loss	$(3.63)	$(2.09)	$(3.48)	$(1.81)

Number of shares used in calculating loss per share:
Basic	36,395	38,352	38,099	38,227
Diluted	36,395	38,352	38,099	38,227

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	5,323	$14,850
Trade accounts receivable, net	100,269	102,612
Inventories	32,768	32,557
Prepaid expenses	3,519	5,256
Other current assets	25,377	22,324
Assets held for sale	—	7,273
Total current assets	167,256	184,872

Properties, plant and equipment, net	272,769	267,010
Goodwill	59,197	184,999
Other assets, net	8,588	10,375
Total assets	507,810	$647,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	3,371	$3,172
Accounts payable and accrued liabilities	100,400	93,571
Total current liabilities	103,771	96,743

Long-term debt, net of current maturities	302,617	295,328
Other long-term liabilities, deferred credits and deferred income taxes	21,058	35,888
Total liabilities	427,446	427,959

Commitments and contingencies

Minority interest in consolidated subsidiary	10,568	14,192

Stockholders’ equity:
Preferred stock	—	—
Common stock	37	39
Additional paid-in capital	265,453	267,817
Retained deficit	(192,564)	(60,118)
Cost of treasury stock	(3,130)	(2,633)
Total stockholders’ equity	69,796	205,105
Total liabilities and stockholders’ equity	507,810	$647,256

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES	$30,113	$44,338

CASH FLOWS FROM INVESTING ACTIVITIES:
Properties, plant and equipment, net of disposals	(24,457)	(27,145)
Payments for acquisitions, net of cash received	(23,759)	(23,120)
Divestiture of business units	7,583	16,432
Other investing activities	40	(251)
Net cash used in investing activities	(40,593)	(34,084)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	149,238	34,227
Repayments of borrowings	(141,750)	(39,226)
Proceeds from issuances of common stock	717	1,910
Excess tax benefits from stock-based compensation	—	22
Debt issuance costs	(160)	(367)
Purchase of common stock	(6,595)	—
Purchase of treasury stock	(497)	(774)
Net cash provided by (used in) financing activities	953	(4,208)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,527)	6,046
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,850	8,804
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,323	$14,850

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Three months ended December 31,		Twelve months Ended December 31,
	2008	2007	2008	2007
Sales:
Ready-mixed concrete and concrete-related products	$162,301	$183,757	$702,525	$745,384
Precast concrete products	14,937	18,808	68,082	73,300
Inter-segment sales	(3,913)	(3,849)	(16,309)	(14,881)
Total sales	$173,325	$198,716	$754,298	$803,803

Segment operating income:
Ready-mixed concrete and concrete-related products	$(110,158)	$(68,544)	$(85,334)	$(32,129)
Precast concrete products	(27,906)	(7,710)	(22,629)	(1,454)
Unallocated overhead and other income	(1,221)	5,155	2,821	12,503
Corporate:
Selling, general and administrative expense	6,900	5,183	23,325	15,955
Interest expense, net	6,935	6,887	27,056	27,978
Income (loss) before income taxes and minority interest	$(153,120)	$(83,169)	$(155,523)	$(65,013)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,621	$6,743	$26,138	$26,539
Precast concrete products	798	544	2,683	1,940
Corporate	721	107	1,081	403
Total depreciation, depletion and amortization	$8,140	$7,394	$29,902	$28,882

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”) in the United States. However, our management believes that certain non-GAAP performance measures and ratios, which are used in managing our business, may provide users of this financial information additional, meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three months and years ended December 31, 2008 and December 31, 2007, and Net Debt as of December 31, 2008 and December 31, 2007 and (2) corresponding reconciliations to GAAP financial measures for these periods.  We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three months and years ended December 31, 2008 and December 31, 2007.

We define adjusted EBITDA as our net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, and noncash impairments, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total sales.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are often used by investors for valuation and for comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that net debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended December 31, 2008	Year Ended December 31, 2008

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$94.04	$94.22
Volume in cubic yards	1,515	6,517

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(132,275)	$(132,297)
Income tax benefit	(19,866)	(19,601)
Interest expense, net	6,935	27,056
Goodwill and other asset impairments	135,631	135,631
Depreciation, depletion and amortization	8,140	29,902
Adjusted EBITDA	$(1,435)	$40,691
Adjusted EBITDA margin	(0.8)%	5.4%

Free Cash Flow reconciliation:
Net cash provided by operations	$10,599	$30,113
Less capital expenditures, net of disposals of $0.6 and $4.0 million	(7,611)	(24,457)
Free Cash Flow	$2,988	$5,656

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$305,988
Less cash and cash equivalents		5,323
Net Debt		$300,665

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended December 31, 2007	Year Ended December 31, 2007

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.04	$91.70
Volume in cubic yards	1,755	7,176

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(75,707)	$(63,760)
Income tax provision (benefit)	(6,089)	48
Interest expense, net	6,888	27,978
Goodwill and other asset impairments	82,242	82,242
Depreciation, depletion and amortization	7,394	28,882
Adjusted EBITDA	$14,728	$75,390
Adjusted EBITDA margin	7.4%	9.4%

Free Cash Flow reconciliation:
Net cash provided by operations	$26,859	$44,338
Less capital expenditures, net of disposals of $0.4 and $2.6 million	(10,032)	(27,145)
Free Cash Flow	$16,827	$17,193

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$298,500
Less cash and cash equivalents		14,850
Net Debt		$283,650

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

Use of Non-GAAP Financial Measures

We have provided non-GAAP adjusted earnings per share information for the three months and years ended December 31, 2008 and December 31, 2007 in this press release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net loss and loss per diluted share after excluding the effects of the goodwill impairment charges of $135.3 million in 2008 and $81.9 million in 2007.  This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the three months and year ended December 31, 2008 and December 31, 2007 are as follows:

	Year Ended December 31, 2008
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$754,298	—	$754,298
Cost of goods sold	639,448	—	639,448
Goodwill and impairments	135,631	(135,325)	306
Selling, general and administrative expenses	79,768	—	79,768
Depreciation, depletion and amortization	29,902	—	29,902
Income (loss) from operations	(130,451)	135,325	4,874
Interest expense, net	27,056	—	27,056
Other income, net	1,984	—	1,984
Loss before income taxes and minority interest	(155,523)	135,325	(20,198)
Income tax benefit	(19,601)	15,513	(4,822)
Minority interest in consolidated subsidiary	(3,625)	—	(3,625)
Loss from continuing operations	(132,297)	119,812	(11,751)
Loss from discontinued operations	(149)	—	(149)
Net loss	$(132,446)	$119,812	$(11,900)

Loss per diluted share:
From continuing operations	$(3.48)		$(0.31)
Loss from discontinued operations	—		—
Net loss	$(3.48)		$(0.31)

Diluted common shares outstanding	38,099		38,099

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

	Three Months December 31, 2008
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$173,325	—	$173,325
Cost of goods sold	151,422	—	151,422
Goodwill and impairments	135,631	(135,325)	306
Selling, general and administrative expenses	24,673	—	24,673
Depreciation, depletion and amortization	8,140	—	8,140
Loss from operations	(146,541)	135,325	(11,216)
Interest expense, net	6,935	—	6,935
Other income, net	356	—	356
Loss before income taxes and minority interest	(153,120)	135,325	(17,795)
Income tax benefit	(19,866)	15,513	(4,353)
Minority interest in consolidated subsidiary	(979)	—	(979)
Loss from continuing operations	(132,275)	119,812	(12,463)
Net income (loss)	$(132,275)	$119,812	$(12,463)

Income (loss) per diluted share:
From continuing operations	$(3.63)		$(0.34)
Results of discontinued operations	—		—
Net income (loss)	$(3.63)		$(0.34)

Diluted common shares outstanding	36,395		36,395

	Year Ended December 31, 2007
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$803,803	—	$803,803
Cost of goods sold	663,632	—	663,632
Goodwill and impairments	82,242	(81,891)	351
Selling, general and administrative expenses	69,669	—	69,669
Depreciation, depletion and amortization	28,882	—	28,882
Income (loss) from operations	(40,622)	81,891	41,269
Interest expense, net	27,978	—	27,978
Other income, net	3,587	—	3,587
Income (loss) before income taxes and minority interest	(65,013)	81,891	16,878
Income tax expense	48	5,472	5,520
Minority interest in consolidated subsidiary	(1,301)	—	(1,301)
Income (loss) from continuing operations	(63,760)	76,419	12,659
Loss from discontinued operations	(5,241)	—	(5,241)
Net income (loss)	$(69,001)	$76,419	$7,418

Income (loss) per diluted share:
From continuing operations	$(1.67)		$0.32
From discontinued operations	(0.14)		(0.13)
Net income (loss)	$(1.81)		$0.19

Diluted common shares outstanding	38,227		38,888

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

	Three Months December 31, 2007
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$198,716	—	$198,716
Cost of goods sold	166,114	—	166,114
Goodwill and impairments	82,242	(81,891)	351
Selling, general and administrative expenses	19,888	—	19,888
Depreciation, depletion and amortization	7,394	—	7,394
Income (loss) from operations and minority interest	(76,922)	81,891	4,969
Interest expense, net	6,888	—	6,888
Other income, net	641	—	641
Income (loss) before income taxes and minority interest	(83,169)	81,891	(1,278)
Income tax benefit	(6,089)	5,472	(619)
Minority interest in consolidated subsidiary	(1,373)	—	(1,373)
Income (loss) from continuing operations	(75,707)	76,419	714
Loss from discontinued operations	(4,433)	—	(4,431)
Net loss	$(80,140)	76,419	$(3,717)

Income (loss) per diluted share:
From continuing operations	$(1.97)		$0.02
From discontinued operations	(0.12)		(0.11)
Net loss	$(2.07)		$(0.09)

Diluted common shares outstanding	38,353		38,876